  As filed with the Securities and Exchange Commission on July 26, 2001

                                                     Registration No. 333-59052

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                      Pre-Effective Amendment No. 2

                                      to
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             TIPPERARY CORPORATION
            (Exact name of registrant as specified in its charter)

                 Texas                               75-1236955
     (State or other jurisdiction                 (I.R.S. Employer
   of incorporation or organization)             Identification No.)

                               ----------------

                      633 Seventeenth Street, Suite 1550
                            Denver, Colorado 80202
                                (303) 293-9379
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

           David L. Bradshaw, President and Chief Executive Officer
                      633 Seventeenth Street, Suite 1550
                            Denver, Colorado 80202
                                (303) 293-9379
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:

                             Reid A. Godbolt, Esq.
                             David A. Thayer, Esq.
                             Jones & Keller, P.C.
                        World Trade Center, 16th Floor
                                 1625 Broadway
                            Denver, Colorado 80202
                                (303) 573-1600

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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                                       Proposed Maximum
                                          Aggregate     Proposed Maximum
 Title of Each Class of                    Offering        Aggregate      Amount of
    Securities to be     Amount to be      Price per        Offering     Registration
       Registered        Registered(a)     Share(a)          Price           Fee
-------------------------------------------------------------------------------------
Rights to Purchase
 Common Stock...........         N/A          N/A                 N/A           (b)
Common Stock, par value
 $.02 per share(c)......  13,215,859        $2.27         $30,000,000       $7,500

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(a) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(b) Previously paid. Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock underlying the rights.
(c) Pursuant to Rule 416(a), includes any additional securities that may be issued in connection with any stock split, stock dividend or similar transaction.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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                Subject to Completion, Dated July 26, 2001


PROSPECTUS

                             TIPPERARY CORPORATION

                                RIGHTS OFFERING

                   OF 13,215,859 SHARES OF COMMON STOCK


                            AT $2.27 PER SHARE


 .  If you held our common stock on   , 2001, Tipperary Corporation has
    granted you rights to purchase additional shares of common stock. You have been granted one right for every 1.90 shares of common stock you held on that date assuming a subscription price of $2.27, which equals 95% of the closing price of our common stock on July 20, 2001, as reported on the American Stock Exchange. The actual subscription price will be set by our board of directors on or around the stockholder record date, and will be at or between 90% to 100% of the closing price of our common stock on that date. Each whole right entitles you to purchase one share of our common stock for the subscription price. This is your "basic subscription privilege." We will not issue fractional rights or fractional shares; the number of rights issued to you will be rounded up to the nearest whole right.


 . If you fully exercise your rights and other stockholders do not fully exercise their rights, you may be able to purchase additional shares at the same price. This is your "oversubscription privilege."

 . Our common stock is traded on the American Stock Exchange under the symbol "TPY." On July 20, 2001, the closing price for our common stock was $2.39 per share.


 .  The rights are exercisable beginning on the date of this prospectus and
    expire on      , 2001, at 5 p.m., Mountain Time (the "expiration date").

 .  The rights are non-transferable.

   An investment in our shares entails a high degree of risk. See "Risk Factors" beginning on page 10 for information that you should consider before deciding whether to exercise your subscription rights.

                               ----------------

   These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------


                                                    Dealer Discounts Proceeds to
                                         Price to    and Commissions     the
                                          Public           (1)       Company (2)
                                        ----------- ---------------- -----------
Per Share.............................. $      2.27        --        $      2.27
Total Maximum (3)...................... $30,000,000        --        $30,000,000


                               ----------------

(1) We do not intend to engage an underwriter or selling agent in connection with this offering. See "Plan of Distribution."
(2)  Before deducting estimated offering expenses of $300,000.

(3) Assumes the basic subscription privilege is exercised in full. The actual proceeds will depend on the extent to which the basic subscription privilege and the oversubscription privilege are exercised.


   There is no minimum number of shares that we must sell in order to complete this offering. Stockholders who do not participate in this offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other stockholders participate in this offering.

                          FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference in this prospectus contain various forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information that is based on management's beliefs, assumptions, current expectations, estimates and projections about the oil and gas industry, the economy and about us. When used in this prospectus, words such as "may," "will," "continue," "anticipate," "estimate," "project," "forecast" and "expect" or comparable words are intended to identify forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. These statements are subject to certain risks, uncertainties and assumptions which we discuss under the heading "Risk Factors" which begins on page 10. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected, forecasted or expected.


   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

   In this prospectus, "we," "us" and "our" refers to Tipperary Corporation and its subsidiaries.

              The date of this prospectus is              , 2001

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("the SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the American Stock Exchange which can be contacted by calling 212-306-1460.

   We have filed a registration statement on Form S-3 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Copies of the registration statement together with its exhibits may be inspected at the office of the SEC in Washington, D.C., without charge and copies of it may be obtained upon paying a fee. The registration statement may also be reviewed on the SEC's web site.

   The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

     1. Our Transition Report on Form 10-KSB for the three-month period ended December 31, 2000, as amended;

     2. Our Report on Form 10-QSB for the quarter ended March 31, 2001, as amended;

     3. The description of our common stock set forth in our Registration Statement on Form 8-A dated April 1, 1992 and declared effective by the SEC on April 15, 1992; and

     4. All documents and reports subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

   You may request a copy of any of these documents, except exhibits to the documents, unless they are specifically incorporated by reference, at no cost by telephoning us at (303) 293-9379 or writing us at the following address:
Tipperary Corporation, 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202, Attention: Elaine Treece, Secretary.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus, and should be read in conjunction with the more detailed information contained or incorporated by reference in this prospectus. We recently changed our fiscal year end of September 30th to a calendar year with a three-month transition period ended December 31, 2000. See "Where You Can Find More Information About Us" and "The Rights Offering" on pages ii and 18.

Our Business

   We are an independent energy company focused on the exploration, production and development of natural gas from coalbed methane properties. We have in place an inventory of identified drilling opportunities to substantially increase reserves and production as well as exposure to significant exploration potential.

   Our primary focus is on our 90%-owned Australian subsidiary which owns a 64.75% non-operating, undivided interest in our primary producing property located in Queensland, Australia (the "Comet Ridge project"). On June 21, 2001, we acquired an additional 2.5% interest in this project, increasing our interest from 62.25% to 64.75%. The interest was acquired in exchange for 675,000 shares of our restricted common stock. The Comet Ridge project consists of Authority to Prospect ("ATP") 526 covering approximately 1,088,000 acres in the Bowen Basin. The Queensland government has granted five petroleum leases to date on ATP 526 that cover approximately 278,000 acres in the southern portion of the ATP. The four-year term of ATP 526 is currently up for renewal and the renewal application is being processed by the Queensland government. In addition to ATP 526, our subsidiary owns 100% of three additional ATPs in the Bowen Basin covering a total of approximately 1.5 million acres.


   As of July 1, 2001, we have drilled 40 wells on the Comet Ridge project of which 17 are connected to a gas pipeline, 13 are either being dewatered or are shut in pending connection and 10 wells are in various stages of completion. Production from the wells totals about 15 million cubic feet ("MMcf") of gas per day, of which approximately 10 MMcf per day of gas is sold, with the remainder being flared and vented or used for gas processing. Our subsidiary's share of these sales is approximately 6 MMcf per day.


   At December 31, 2000, we had estimated net proved reserves of 266 billion cubic feet ("Bcf") of natural gas in Australia, an increase of 134 Bcf over the September 30, 1999 proved reserves. The present value of estimated future net revenues, after income taxes, from our Australia reserves as of December 31, 2000, totaled $69.7 million, using a 10% discount rate. Our worldwide equivalent gas reserves at that time were 270 Bcf, with a present value after income taxes of $84.9 million.

   We believe that we have gained significant experience in coalbed methane exploration and development over a number of years and we seek to identify and exploit other coalbed methane opportunities that have potential for favorable returns, and during fiscal year 2000 we acquired significant acreage in two Rocky Mountain coalbed methane exploration project areas.

   During fiscal 2000, we divested the majority of our conventional U.S. oil and gas assets in connection with our redirection of focus toward coalbed methane operations. Our only remaining conventional oil and gas property is our non-operated interest in 22 producing wells and undeveloped acreage in the West Buna field in Jasper and Hardin counties of east Texas. We may pursue the sale of this property at a later date.

   We were organized as a Texas corporation in January 1967. Our principal executive offices are located at 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202 and our phone number at this office is (303) 293-9379. In addition, we have other offices at 952 Echo Lane, Suite 375, Houston, Texas 77024 and at Level 18, 307 Queen Street, Brisbane, Queensland 4000, Australia.

                             SUMMARY FINANCIAL DATA

   You should read the following summary consolidated financial data along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes and other information included in our Transition Report on Form 10-KSB for the three-month transition period ended December 31, 2000, as amended, as well as our Form 10-QSB for the quarterly period ended March 31, 2001, as amended, which are incorporated by reference in this prospectus. We recently changed our fiscal year end of September 30th to a calendar year, with a three-month transition period ended December 31, 2000.



                           Three Months
                               Ended        Three Months Ended
                             March 31,         December 31,           Fiscal Year Ended September 30,
                          ----------------  --------------------  -------------------------------------------
                           2001     2000      2000       1999      2000     1999     1998     1997     1996
                          -------  -------  ---------  ---------  -------  -------  -------  -------  -------
                                             (in thousands, except per share data)
Operating Results:
Total Revenues:
 United States..........  $   321  $ 2,501  $     339  $   2,497  $ 6,591  $ 6,730  $ 8,630  $12,951  $11,136
 Australia..............      548      515        525        422    2,033    1,191      452       --       --
                          -------  -------  ---------  ---------  -------  -------  -------  -------  -------
 Total..................      869    3,016        864      2,919    8,624    7,921    9,082   12,951   11,136
                          -------  -------  ---------  ---------  -------  -------  -------  -------  -------
Net Income (loss).......   (1,195)    (311)    (1,120)        (1)      43   (9,295)  (6,398)     472     (790)
Earnings (loss) per
 share--basic and
 diluted................     (.05)    (.01)      (.05)        --       --    (0.63)   (0.49)      --    (0.07)
Cash Flow Data:
Net cash provided by
 (used by)
 Operating activities...  $(1,705) $   664  $     781  $    (990) $(3,109) $  (116) $   525  $ 5,657  $ 3,955
 Investing activities...   (6,192)  (4,025)    (5,980)    (1,513)   7,138   (5,474)  (6,577)  (7,223)  (9,809)
 Financing activities...    7,998    1,525        881      7,387    1,438    5,387    3,156    1,520    5,236
                          As of March 31,   As of December 31,              As of September 30,
                          ----------------  --------------------  -------------------------------------------
                           2001     2000      2000       1999      2000     1999     1998     1997     1996
                          -------  -------  ---------  ---------  -------  -------  -------  -------  -------
                                                        (in thousands)
Balance Sheet Data:
Working capital.........  $ 5,985  $ 2,256  $   2,256  $  21,341  $ 6,841  $   270  $ 1,045  $ 1,381  $ 4,011
Total assets............   60,709   53,350     53,350     54,518   52,546   48,005   50,760   54,995   52,098
Total long-term debt....   22,000   11,589     11,589     18,790   10,633   21,265   19,200   13,844   13,994
Total stockholders'
 equity.................   36,324   37,519     37,519     28,683   38,635   23,452   30,280   36,488   36,016


Summary Reserve and Production Data

   The estimates of our proved oil and gas reserves and present value data at December 31, 2000 were prepared by independent petroleum engineers, Holditch-- Reservoir Technologies Consulting Services, a division of Schlumberger Technology Corporation, for our Australian properties, and Garb Grubbs Harris & Associates, Inc. for our U.S. properties. You should read the following table along with the "Risk Factors" in this prospectus and the sections entitled "Description of Business and Properties--Business Activities" and Note 13 to our consolidated financial statements included in our Transition Report on Form 10-KSB for the three-month transition period ended December 31, 2000, as amended, which is incorporated by reference in this prospectus.

Reserves

   The following table presents our estimates of proved oil and gas reserves as of December 31, 2000:

                                                               United
                                                     Australia States   Total
                                                     --------- ------- -------
Natural Gas (MMcf)..................................  265,521    2,470 267,991
Oil (MBbls).........................................       --      324     324
Total (MMcfe).......................................  265,521    4,414 269,935
Present value of estimated future net revenues,
 after income taxes(1) (in thousands)...............  $69,698  $15,214 $84,912

--------
(1) The term "present value of estimated future net revenues" when used to describe natural gas and oil reserves, means the estimated future revenue to be generated from the production of proved reserves, net of estimated future production and development costs, using prices and costs in effect as of the date of the estimate, discounted using an annual discount rate of 10%. No effect is given to non-property related expenses such as general and administrative expenses, debt service or depreciation, depletion and amortization.

Production

   The following table summarizes information regarding our net natural gas and oil production for the three months ended December 31, 2000 and for each of the fiscal years in the five-year period ended September 30, 2000.

 Australia

                             Quantities Sold        Average Sales Price
                             ---------------- --------------------------------
                                                                    Average
                                Gas     Oil      Gas       Oil    Lifting Cost
                             (MMcf)(1) (MBbl) (Per Mcf) (Per Bbl)   Per Mcf
                             --------- ------ --------- --------- ------------
Three months ended December
 31, 2000...................     466     --     $1.13       --       $0.83
Fiscal year ended September
 30,
  2000......................   1,606     --      1.27       --        0.87
  1999......................     904     --      1.32       --        0.96
  1998......................     371     --      1.22       --        1.28
  1997......................      --     --        --       --          --
  1996......................      --     --        --       --          --

--------
(1) Excludes our share of total volumes produced but not sold from the Comet Ridge project in Queensland, Australia. Production of 156,000 Mcf during the three months ended December 31, 2000 and 594,000 Mcf during fiscal 2000, 462,000 Mcf during fiscal 1999 and 607,000 Mcf during fiscal 1998 was consumed in operations or flared at the wellhead from wells not connected to the gathering system and in the dewatering process.

 United States

                                  Quantities
                                     Sold            Average Sales Price
                                 ------------- --------------------------------
                                                                     Average
                                                                   Lifting Cost
                                  Gas    Oil      Gas       Oil      Per Mcf
                                 (MMcf) (MBbl) (per Mcf) (per Bbl)  Equivalent
                                 ------ ------ --------- --------- ------------
Three Months ended December 31,
 2000..........................     31     3     $5.75    $30.33      $1.40
Fiscal Year ended September 30,
  2000.........................    711   192      2.76     23.63       1.52
  1999.........................  1,183   352      1.68     13.15       1.13
  1998.........................  1,320   426      1.72     14.63       1.12
  1997.........................  1,565   481      2.22     19.36       1.20
  1996.........................  1,550   470      1.68     17.76       1.22

Exchange Rate of Australian Dollar

   The following table sets forth: (i) the rates of exchange for the Australian dollar, expressed in United States dollars, in effect at the end of each of the periods indicated; (ii) the average of exchange rates in effect on the last day of each month during such periods; and (iii) the high and low exchange rates during such periods as reported by the currency trading section of The Wall Street Journal.

                                                  Three Months    Year Ended
                                                     Ended       September 30,
                                                  December 31, -----------------
                                                      2000     2000  1999  1998
                                                  ------------ ----- ----- -----
Rate at end of period............................    .5588     .5427 .6521 .5891
Average rate during period.......................    .5329     .6098 .6413 .6470
High.............................................    .5591     .6685 .6718 .7402
Low..............................................    .5111     .5388 .5920 .5563

   On July 1, 2001, the rate in Australian dollars was $.5084 U.S. = $1.00 Australian.

                  SUMMARY OF THE TERMS OF THIS RIGHTS OFFERING

   Further details concerning this part of the summary are set forth under "The Rights Offering" beginning on page 18. Only holders of record of common stock at the close of business on the record date may exercise rights.


Securities Offered..........
                              We are offering 13,215,859 shares of common stock to be issued upon exercise of the rights assuming a subscription price of $2.27 per share.


Record Date.................       , 2001. Only our stockholders of record as
                              of the close of business on the record date will receive rights to subscribe for shares of common stock.

Exercise Period.............  The rights may be exercised beginning on the date
                              of this prospectus and expire on      , 2001 at
                              5:00 p.m. (Mountain Time). Rights not exercised by the expiration date will be null and void.


Basic Subscription
Privilege...................  You are receiving one right for every 1.90 shares of common stock owned as of the record date. Each whole right entitles you to purchase one share of common stock for the subscription price. Fractional rights will be rounded up to the nearest whole right. For example, if you were the record holder of 100 shares of common stock on the record date, you are receiving rights to subscribe to 53 shares of common stock. You may subscribe for any whole number of shares by exercising less than all of your rights.



Subscription Price..........
                              $2.27 per share, payable in cash. All payments must be cleared on or before the expiration date.

Oversubscription              If you fully exercise your basic subscription
Privilege...................  privilege, you may also purchase additional shares of common stock that are not purchased by other stockholders. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege.


Use of Proceeds.............
                              We will use the net proceeds of this offering to repay the entire debt of $12 million due our largest (53.5%) stockholder, fund further exploration and development activities, and for general corporate purposes. See "Use of Proceeds" on page 25 of this prospectus.


No Transferability of         The rights are not transferable and may be
Rights......................  exercised only by the persons to whom they are granted.

No Board Recommendation.....  Our board of directors does not make any recommendation to stockholders regarding the exercise of rights in this offering.

No Revocation...............  If you exercise any rights, you are not allowed to revoke or change your exercise or request a refund of monies paid.

Certain United States
Federal Income Tax
Consequences................
                              For United States federal income tax purposes, we believe that a stockholder will not recognize taxable income upon the receipt or exercise of rights. See "Certain United States Federal Income Tax Consequences" beginning on page 33. Each stockholder should consult the holder's own tax adviser concerning the tax consequences of this offering under the holder's own tax situation.


Withdrawal and Amendment....  We reserve the right to withdraw, terminate or amend this rights offering at any time for any reason. If this offering is withdrawn or terminated, or if any submitted subscriptions no longer comply with the amended terms of this offering, we will return all funds received from such subscriptions, without interest.

Procedure for Exercising      To exercise your rights, you must complete the
Rights......................  subscription certificate and deliver it to the subscription agent, Computershare Investor
                              Services, with full payment for all the rights you elect to exercise. Computershare Investor
                              Services must receive the proper forms and payments on or before the expiration date.

                              You may deliver your subscription documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail. You may use an alternative "Notice of Guaranteed Delivery" procedure if you are unable to deliver the subscription certificate before the expiration date, subject to the requirements of this procedure described under "The Rights Offering--Special Procedure under "Notice of Guaranteed Delivery' Form" on page 22.

Shares of Common Stock
Outstanding As of the Date
of this Prospectus..........

                              25,147,587 shares of common stock.



Shares of Common Stock
Outstanding Upon Completion

of Rights Offering..........
                              38,363,446 shares of common stock, if this rights offering is fully subscribed and assuming a subscription price of $2.27 per share.


Questions and Answers about this Rights Offering

Q.  What is a right?

A. Rights give our stockholders the right to purchase additional shares of our common stock for $2.27 per share assuming that this is the subscription price. You are receiving one right for each 1.90 shares of common stock that you owned as of the close of business on the record date for this offering. Each right entitles you to purchase shares under a basic subscription privilege and an oversubscription privilege, as we explain
    below. The record date for this rights offering is            , 2001.


Q.  Why is the Company offering the rights?

A. We are conducting this offering to raise additional capital for our company. We need this capital to fund our planned capital expenditures and operations through 2002. We chose this rights offering over other financing alternatives to provide stockholders with the opportunity to avoid ownership dilution by participating in the issue of the shares of common stock on a pro rata basis. If this rights offering is fully subscribed, we would receive $30,000,000 (before fees and expenses of this offering). Our largest stockholder, who owns 53.5%
   of the outstanding shares of our common stock, has indicated that it intends to participate in this rights offering with up to $20,000,000 of stock purchases. We will use the net proceeds of this offering to repay all of the $12 million debt due this stockholder, to fund further exploration and development activities, and for general corporate purposes.


Q.  What is the basic subscription privilege?

A. By exercising your rights, you may purchase one share of common stock for every whole right issued to you at the subscription price of $2.27 per share. For example, if you owned 100 shares of common stock on the record date, you have the right to purchase 53 shares of common stock for $2.27 per share. This is your "basic subscription privilege."

Q.  What is the oversubscription privilege?

A. The oversubscription privilege entitles you to subscribe to additional shares of our common stock at the same price per share, subject to the following conditions:

  . You must exercise the oversubscription privilege at the same time you exercise your basic subscription privilege;

  .  You must exercise your basic subscription privilege in full;

  . In exercising your oversubscription privilege, you pay the full subscription price for all of the shares you are electing to purchase; and

  . Other stockholders receiving rights do not elect to purchase all of the shares offered under their basic subscription privilege.

   If oversubscription requests exceed shares available, we will allocate the available shares pro rata among our stockholders that oversubscribed based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will return to you any excess subscription price without interest if your oversubscription request exceeds shares available.

Q.  Will I receive fractional rights or shares?

A. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole right.

Q.  Has the board of directors made a recommendation regarding this offering?

A. Our board of directors makes no recommendation to you about whether you should exercise any rights.

Q.  How soon must stockholders act?

A.  The rights may be exercised beginning on the date of this prospectus and
    expire on      , 2001, at 5:00 p.m., Mountain Time. The subscription agent must actually receive all required documents and payments before that date and time.

Q.  May I transfer my rights?

A. No. The rights may be exercised only by the person to whom they are issued.

Q.  Am I required to subscribe in this rights offering?

A. No. You are not required to exercise any rights, purchase any shares, or otherwise take any action in response to this rights offering.

Q.  What will happen if I do not exercise my rights?

A. If you do not exercise any rights, the number of shares you own will not change, but your percentage ownership of our company will decline following this rights offering if any other stockholders exercise their rights.

Q. May I change or cancel my exercise of rights after I send in the required forms?

A.  No. All exercises of rights are irrevocable.

Q.  Will my money be returned if this rights offering is cancelled?

A. We may cancel or terminate this rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

Q. What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, dealer or other nominee?

A. If you hold your shares of our common stock through a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act for you.

    If you wish to participate in this rights offering and purchase shares, please promptly contact the record holder of your common stock. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Instructions by Beneficial Owners to Brokers and Other Nominees." You should have received this form from your record holder with the other rights offering materials. If you did not receive this form, please contact Computershare Investor Services, our subscription agent, at (303) 984-4042.

Q.  What fees or charges apply if I purchase shares?

A. We are not charging you any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

Q.  How do I exercise my rights?

A. As a record holder of our common stock on the record date, you are receiving this prospectus, a subscription certificate evidencing your subscription rights and instructions on how to purchase shares. If you wish to participate in this rights offering, then before your rights expire, you must:

    .  deliver a properly completed subscription certificate; and

    . deliver the subscription price by wire transfer of immediately available funds, certified or cashier's check drawn on a U.S. bank, or personal check which you should allow at least five days to clear before expiration of the rights.

    If you are exercising your oversubscription privilege, the oversubscription shares you wish to purchase must be paid with your basic subscription amount. We will return the subscription price for any part of your oversubscription that we are unable to honor after the end of the offering period, without interest.

Q. What if I am unable to deliver my subscription certificate by the expiration time of this offering?

A. There is an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the subscription certificate if full payment is received before the expiration date and a securities broker or qualified financial institution signs the "Notice of Guaranteed Delivery" form to guarantee that your properly completed subscription certificate will be timely delivered.

Q.  To whom should I send forms and payment?

A. You should send your subscription documents and payment by mail or courier service to:

    By Mail:                                       By Hand Overnight Courier:
    --------                                       --------------------------
    Computershare Investor Services                Computershare Investor Services
    P.O. Box 1596                                  12039 West Alameda Parkway, Suite Z-2
    Denver, Colorado 80201-1596                    Lakewood, Colorado 80228

    For instructions on how your subscription payment should be sent to Computershare Investor Services, see "The Rights Offering--Required Forms of Payment of Subscription Price" on page 21. Securities brokers and other qualified financial institutions can use an alternate procedure called "Notice of Guaranteed Delivery." See "The Rights Offering--Special Procedure under "Notice of Guaranteed Delivery' Form" on page 22.


Q.  What should I do if I have other questions?

A. If you have questions, need additional copies of offering documents or otherwise need assistance, please contact our information agent, Geoff High of Pfeiffer High Public Relations (303) 393-7044. To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information About Us" on page ii of this prospectus.

                                 RISK FACTORS

Risk Factors Related to this Rights Offering

   There are risks related to this offering that could result in substantial losses for investors who exercise their rights. These risks include:

Risks Relating to Stock Price and Delivery of Certificates

  . Our stock price may decline to a price below the subscription price prior to receipt of your stock certificates purchased in this rights offering. The public trading price of our common stock may decline to a price that is below the subscription price during or after this rights offering. If that occurs, you will have purchased shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Until certificates are delivered upon expiration of this offering, you may not be able to sell the shares you purchased in this offering.


  . We will not pay you any interest on subscription funds delivered. Stock certificates for shares purchased in this rights offering will not be delivered until after the expiration date. During the pendency of this rights offering, we will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of your rights. Also, we may terminate this rights offering at anytime prior to the issuance of stock certificates in which case all funds received from subscriptions will be returned without interest.

  . The subscription price is not an indication of our value. Our board of directors set the subscription price after considering a variety of factors, including the desire to encourage full stockholder participation in this offering. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

  Procedural Risks

  . You cannot revoke or amend your subscription. You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment. If we cancel this rights offering, we are obligated only to refund payments actually received, without interest.

  . Your subscription may be rejected if you do not act promptly and follow subscription instructions. Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, Computershare Investor Services, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, Computershare Investor Services may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor Computershare Investor Services undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

  .  Personal checks must clear before the expiration date. Any personal
     check used to pay for shares must clear prior to     , 2001, the
     expiration date, and the clearing process may require five or more business days.

  . If you do not exercise your rights, your relative ownership interest will be diluted. If you choose not to exercise your subscription rights in full, your relative ownership interest in our company will be diluted. In addition, because, when it was determined, the subscription price represents a discount from the prevailing market price of our common stock, stockholders who choose not to exercise their subscription rights could experience dilution of their economic interest in our company.

 We may not raise the entire $30 million which could negatively affect our ability to fully implement our business plan.

   There is no minimum amount required for this offering. Net proceeds will be available to us even if we only sell a fraction of the total amount offered. If substantially less than all shares offered are sold, our ability to carry out the objectives set forth in "Use of Proceeds" will be significantly impaired.

Risk Factors Relating to the Company

 We may not be able to raise adequate financing from outside sources to further develop our natural gas properties.

   With the substantial reduction in cash flow from operations following the sale of the majority of our U.S. producing oil and gas assets during fiscal 2000, there is not sufficient cash flow from operations to support our overhead and certain other projected cash needs during 2001. This rights offering is one course of action which should assist us in meeting our cash funding needs. Depending upon the net proceeds raised in this offering, we may pursue other financing alternatives, including additional debt financing, further sales of common stock and asset sales. We may not be able to obtain additional financing required to fund our proposed business plan in 2001 and beyond, or if any financing is obtained, that it will be on beneficial terms to our stockholders.

 We may require future funding from our majority stockholder the terms of which may be disadvantageous to us.

   For the past several years a significant source of liquidity has been from debt and equity financing provided by our majority stockholder, Slough Estates USA Inc. Slough has indicated that it is willing to make an additional equity investment of up to $20 million in our common stock through this rights offering or otherwise, and that it would be prepared to loan additional funds to us if needed through March 2002. Because alternative financing may not be available, additional stock purchases or loans of additional funds from Slough could be on terms that are not advantageous to our other stockholders.

 We lack diversification because our business plan is highly concentrated in coalbed methane properties in Australia.

   Because we lack diversification, our financial results and condition in the near term and possibly longer term will rely significantly upon the success of our Australian operations. In the fiscal year ended September 30, 2000, we sold most of our conventional U.S. oil and gas properties after determining in early 2000 to concentrate on the exploration and development of coalbed methane properties. Currently, most of our efforts and resources are being expended on our coalbed methane properties located in Queensland, Australia.

 Failure to pay by our two major customers could negatively affect our results of operations.

   Loss of revenue from our major customers due to nonpayment could have a negative impact on our results of operations. In the United States, one purchaser currently represents over 80% of our domestic oil and gas revenue. All of our Australia natural gas sales are currently made to one purchaser under two five-year gas supply contracts.

 We must successfully acquire or develop additional reserves of gas or oil in order to continue long-term production.

   Our future production of gas and oil is highly dependent upon our level of success in acquiring or finding additional reserves. The rate of production from our oil and gas properties generally decreases as reserves are depleted. The productive life of our coalbed methane reserves is not certain, since our project is in its early stages. Since we have divested the majority of our oil and gas properties in the U.S. in connection with our focus on the Comet Ridge project in Australia, it will be important for us to develop gas reserves on this project.

 We have limited control over development of our properties because we are not the operator of the properties; we are in litigation with the operator of our Australian property.

   As the non-operating owner of working interests in Australia and the United States, we do not have the right to direct or control with certainty the drilling and operation of wells on the properties. As a result, the rate and success of the drilling and development activities on those properties operated by others may be affected by factors outside of our control, including:

  .  the timing and amount of capital expenditures;

  .  the operator's business and technical expertise and financial resources;
     and

  . the selection of suitable technologies for certain operational activities.

   If the operators of these properties do not reasonably and prudently drill and develop these properties, then the value of our working interests may be negatively affected. We and other non-operating interest owners in the Comet Ridge project in Queensland, Australia have brought a lawsuit against the operator on the project for, among other claims, breach of the operating agreement, and we are seeking the removal of this operator from the project. While the operator is legally obligated to perform its duties under the operating agreement during the pendency of the lawsuit, our relationship with the operator is strained, which may adversely affect the development of the project.


 The Australian gas market is currently limited and in the early stages of development, and gas markets may not develop sufficiently to provide us with financial success.

   If, as we develop and expand production of our Australian gas reserves, the Australian market for gas does not also develop and grow, there may be too much gas for the market to absorb, causing natural gas prices to significantly decrease, which would negatively impact our results of operations and financial condition. Unlike the United States, Australia's market for natural gas is in its early stages and is primarily based on commercial and industrial use. In addition, as of the date of this prospectus, Australia lacks significant pipeline and other gas transportation infrastructure to transport large amounts of gas from certain distant areas to major population centers.

 Sales of outstanding shares may hurt our stock price.

   The market price of our common stock could fall substantially if our stockholders sell large amounts of our common stock. The possibility of such sales in the public market may also hurt the market price of our securities. As of the date of this prospectus, we had 25,147,587 shares of common stock outstanding. Potential future sales of our common stock include 15,009,674 shares beneficially held by our officers, directors and principal stockholders representing 56.2% of the total number of shares outstanding. There is currently an effective Registration Statement on Form S-3 registering the public offer and sale of 1,463,328 shares of our common stock held by unaffiliated stockholders. In addition, the daily trading volume of our common stock has not been significant for the past several years. Any continuous or large sales of our common stock in the open market can be expected to affect the volatility of our share price.


 Competing supplies of gas in Australia would be a detriment to our earnings.

   Alternative large-scale supplies of natural gas, whether from within or outside of Queensland, would significantly affect the future supply for natural gas in the Queensland market, the area of our primary focus. One such alternative would be the proposed 1,988-mile gas pipeline that would connect Queensland with Papua New Guinea's southern highlands fields, which contain significant gas reserves. Completion of this pipeline project, a pipeline proposal to bring gas from the Timor Sea into eastern Australia, or the availability of other gas supplies could lower the price of natural gas and as a result, adversely impact our earnings and financial condition.

 Existing principal stockholders and management own a significant amount of our outstanding stock which gives them control of our activities.

   Existing principal stockholders and management own 56.2% of the outstanding shares of our common stock. Such persons, as a practical matter, control our operations as they are able to elect all members of our board of directors.

 Our reported reserves of gas and oil represent estimates which may vary materially over time due to many factors.

   Generally. Our estimated reserves may be subject to downward revision based upon future production, results of future development, prevailing oil and gas prices, foreign exchange rates, operating and development costs and other factors. There are numerous uncertainties and uncontrollable factors inherent in:


   .  estimating quantities of oil and gas reserves,

   .  projecting future rates of production, and

   .  timing of development expenditures.

In addition, the estimates of future net cash flows from our proved reserves and the present value of such reserves are based upon various assumptions about future production levels, prices and costs that may prove to be incorrect over time. Any significant variance from the assumptions could result in material differences in the actual quantity of our reserves and amount of estimated future net cash flows from our estimated oil and gas reserves.

   Proved Reserves; Ceiling Test. A deterioration of gas or oil prices could result in our recording a non-cash charge to earnings at the end of a quarter or year. We have incurred write-downs in the past and may do so in the future. Our proved reserve estimates are based upon our analysis of our oil and gas properties and are subject to rules set by the SEC. We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the SEC. Under these rules, capitalized costs of oil and gas properties on a country-by-country basis may not exceed the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties as adjusted for related tax effects. At the end of each quarter, the test is applied using unescalated prices in effect at the applicable time and may result in a write-down if the "ceiling" is exceeded, even if prices decline for only a short period of time.


 Our future hedging activities may prevent us from realizing the benefits in gas or oil price increases.

   To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges during certain time periods. From time to time we have engaged in hedging activities with respect to some of our projected oil and gas production through a variety of financial arrangements designed to protect against price declines, including swaps, collars and futures agreements. We currently are not a party to any hedging contracts but may engage in hedging in the future.

 Exercise of outstanding warrants and options may dilute current stockholders.

   Our outstanding warrants and options could inhibit our ability to obtain new equity because of reluctance by potential equity holders to absorb potential dilution to the value of their shares. As of July 1, 2001, we had warrants and options outstanding to purchase 3,529,170 shares of our common stock at a weighted average exercise price of $2.52 representing 14.0% of the outstanding shares of common stock, assuming their full exercise. These warrants and options enable the holder to profit from a rise in the market value of our common stock with potential dilution to the existing holders of common stock.

 Our board of directors can issue preferred stock with terms that are preferential to our common stock.

   Our board of directors may issue up to 10,000,000 shares of cumulative preferred stock and up to 10,000,000 shares of non-cumulative preferred stock without action by our stockholders. The board of directors has the authority to divide the two classes of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series. Rights or preferences could include, among other things:

  . the establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders,

  . greater or preferential liquidation rights which could negatively affect the rights of common stockholders, and

  . the right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.

   In addition, the ability of our board of directors to issue preferred stock could impede or deter unsolicited tender offers or takeover proposals.

 We are subject to political and economic risks with respect to our Australian operations.

   Our primary operations are in Australia, where we conduct natural gas exploration, development and production activities, which may be subject to:

  . political and economic uncertainties, including changes, sometimes frequent or marked, in governmental energy policies or the personnel administering them,

  .  cancellation or modification of contract rights, and

  . royalty and tax increases and other risks arising out of governmental sovereignty over the areas in which we conduct our operations.

   Consequently, our Australian operations may be substantially affected by factors beyond our control, any of which could negatively affect our financial performance. Further, in the event of a dispute in Australia that does not arise under the joint operating agreement for the Comet Ridge project, we may be subject to the exclusive jurisdiction of Australian courts or we may not be successful in subjecting non-U.S. persons to the jurisdiction of courts in the U.S., either of which could adversely affect the outcome of a dispute.

 Our exploration rights in Australia are subject to renewal at the discretion of the government.

   Non-renewal of the Comet Ridge ATP would likely have a significant adverse affect on our business plan to develop ATP 526 and would significantly lower the number of additional drilling locations that we have identified in the ATP. Gas exploration in Queensland, Australia is conducted under an ATP which is granted at the discretion of the Queensland Minister for Mines and Energy. Each ATP requires the expenditure of a set amount of exploration costs, and is subject to renewal every four years. On renewal of an ATP, the Minister may require reduction of the area to which the ATP applies. The primary ATP in which we have been exploring, ATP 526, covering approximately 1,088,000 gross acres, is currently up for renewal. While we are not aware of a reason why the primary ATP would not be renewed, the portion of the ATP not already subject to petroleum leases may not be fully renewed.


 We may be negatively impacted by the currency exchange rate between United States and Australia since we receive significant revenues from gas sales in Australia.

   We may experience losses from currency fluctuations of the Australian dollar. Currently, a substantial portion of our revenues is generated from natural gas sales denominated in Australian currency. These revenues are impacted by foreign currency fluctuations. In addition, the reported value of our Australian subsidiary's net assets is subject to currency fluctuations. Foreign revenues are also subject to special risks that may disrupt markets, including the risk of war, civil disturbances, embargo and government activities.

 We face significant operating risks which may not be insurable.

   Our exploration, drilling, production and transportation of oil and gas can be hazardous. Unforeseen occurrences can happen, including property title uncertainties, unanticipated pressure or irregularities in formations, blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, injury to persons, loss of life or damage to property or the environment. Even if our exploration activities discover gas and oil reserves, we may not be able to produce quantities sufficient to justify the cost. We maintain insurance against certain losses or liabilities arising from our operations in accordance with customary industry practices and in amounts that our management believes to be prudent. However, insurance is not available for all operational risks, such as the transportation and market risks we face in Australia. The occurrence of a significant event that is not fully insured could negatively impact our results of operations and financial condition.

 We face significant risks that natural gas property acquisition and development will not meet expectations or will subject us to unforeseen environmental liability.

   While we perform a review consistent with industry practices prior to acquiring any gas and oil property, reviews of this type are inherently incomplete. It generally is not feasible to review in-depth every individual property involved in each acquisition. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we may be required to assume certain environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs with respect to acquired properties, and actual results may vary substantially from those assumed in the estimates. Therefore, while our current projects do not include the acquisition of developed properties, future acquisitions may have a negative effect upon our operating results.

 Significant governmental regulations and other legal considerations increase our operating costs and subject us to potential significant liability.

   Generally. Our U.S. exploration, development, production and marketing operations are regulated extensively at federal, state and local levels. These laws and regulations govern a wide variety of matters. For example, most states in which we operate regulate the quantities of natural gas that may be produced from wells within their borders to prevent waste in the production of natural gas and to protect the correlative rights of competing interest owners. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. It is not possible at this time to determine what changes may occur with respect to such regulations and what effect, if any, possible changes may have on us and the oil and gas industry as a whole.

   Environmental. Our U.S. gas and oil operations are subject to significant federal, state and local governmental regulations with respect to the production, handling, transportation and disposal of gas and oil and their by-products, including water, for which our liability could extend beyond the time period during which we own the properties. Our Australian operations are also subject to similar regulation by the Australian authorities. To date, we have not been required to expend significant resources in order to satisfy applicable environmental laws and regulations. However, compliance costs under existing legal requirements and under any new requirements that might be enacted could become material. Additional matters subject to governmental regulation include discharge permits for drilling operations, performance bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. Although we believe that we are in substantial compliance with existing applicable environmental laws and regulations, it is possible that substantial costs for compliance may be incurred in the future under current or new environmental laws which may negatively impact our results of operations or financial condition.

 Australia.

   Commonwealth of Australia Regulations. The regulation of the oil and gas industry in Australia is similar to that of the United States, in that regulatory controls are imposed at both the state and commonwealth levels. Specific commonwealth regulations impose environmental, cultural heritage and native title restrictions on accessing resources in Australia. These regulations are in addition to any state level regulations. Native title legislation was enacted in 1993 in order to provide a statutory framework for deciding questions such as where native title exists, who holds native title and the nature of native title which were left unanswered by a 1992 Australian High Court ("Court") decision. The Commonwealth and Queensland State governments have passed amendments to this legislation to clarify uncertainty in relation to the evolving native title legal regime in Australia created by the decision in another Court case decided in 1996. Each authority to prospect, petroleum lease and pipeline license must be examined individually in order to determine validity and native title claim vulnerability.

   State of Queensland Regulations. The regulation of exploration and recovery of gas and oil within Queensland is governed by state-level legislation. This legislation regulates access to the resource, construction of pipelines and the royalties payable. There is also specific legislation governing cultural heritage, native title and environmental issues. Environmental matters are highly regulated at the state level, and most states in Australia have in place comprehensive pollution and conservation regulations. In particular, gas and oil operations in Queensland must comply with the Environmental Protection Act and the Australian Petroleum Production and Exploration Association Code of Practice. The cost to comply with these regulations cannot be estimated at this time, although we believe that costs will not be material and will not significantly hinder or delay our development plans in Australia.

   Australia Crude Oil and Gas Markets. The Australia and Queensland onshore crude oil and gas markets are not regulated. However, a national regulatory framework for the natural gas market in Australia has commenced its roll out on a state by state basis, with Queensland expected to implement legislative changes in the year 2001. The National Gas Access Regime is being developed by a group of government and oil and gas industry representatives. Among the objectives of this regime are to provide a process for establishing third party access to natural gas pipelines, to facilitate the development and operation of a national natural gas market, to promote a competitive market for gas in which customers are able to choose their supplier, and to provide a right of access to transmission and distribution networks on fair and reasonable terms and conditions. We cannot currently ascertain the impact of this regime.

 Our federal tax loss carryforwards expire if unused at various dates through fiscal 2020.

   As of December 31, 2000, we had net operating loss carryforwards for federal income tax purposes of approximately $26 million, which expire at various dates through fiscal 2020, subject to certain limitations. To the extent we generate taxable income, the utilization of these carryforwards provides us with a significant benefit by effectively lowering our current federal income tax rate from approximately 35% to approximately 2%. Under complex federal income tax rules, our net operating loss carryforwards are subject to annual limitations if there is a change of over 50% in our stock ownership during any three-year period. Thus, usage of our net operating loss carryforwards could be limited, for example, if we issue substantial amounts of common stock, or if our large stockholders sell substantial amounts of their common stock. Also, if we are acquired by another entity, the acquirer could be limited in its ability to utilize the loss carryforwards which might negatively affect the purchase price for our common stock.

 We are dependent upon the services of our President and Chief Executive
 Officer.

   We are highly dependent on the services of our President, Chief Executive Officer and Chairman of the Board, David L. Bradshaw. We do not have an employment agreement with Mr. Bradshaw and we do not carry any key man life insurance on Mr. Bradshaw. The loss of his services could negatively impact our operations.

                              THE RIGHTS OFFERING

Before exercising any rights, you should read carefully the information set forth under "Risk Factors" beginning on page 10 of this prospectus.

The Rights

   As soon as practicable after the date of this prospectus, we are distributing, at no charge, to holders of our common stock as of 5:00 p.m.
(Mountain Time) on the record date of      , 2001, one subscription right for
every 1.90 shares of common stock owned at that time to purchase additional shares of common stock assuming a subscription price of $2.27 per share. Each whole right entitles you to purchase one share of our common stock for the subscription price. On July 20, 2001, the last reported sales price for our common stock on the American Stock Exchange was $2.39 per share. Our board of directors will set the actual subscription price on or around the record date and this price is expected to be at or between 90% to 100% of the closing price of our common stock on the record date.


   We will not issue fractional rights. If the number of shares of common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded up to the nearest whole right.

Subscription Price

   The subscription price for this rights offering is $2.27 per share payable in cash. All payments must be cleared on or before the expiration date.


Basic and Oversubscription Privileges

   Basic Subscription Privilege. You are entitled to purchase one share of common stock at the subscription price for every whole right exercised.

   Oversubscription Privilege. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription privilege. If there are not enough shares available to fill all such subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

   You are not entitled to exercise the oversubscription privilege unless you elect to exercise your basic subscription privilege in full. For this oversubscription purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

   You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full. In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all of the shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of this rights offering. Interest will not be payable on amounts refunded.

   Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to Computershare Investor Services and us and report certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report:

  . the number of shares held on the record date on behalf of each beneficial owner,

  . the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner,

  . that each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and

  . the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

   If you complete the portion of the subscription certificate to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

Reason for this Rights Offering

   We are conducting this offering after exploring various alternatives for raising funds to meet our capitalization needs. We have concluded that other alternatives would likely not be successful in raising the desired funds on a timely basis. Additionally, we chose to conduct this rights offering over other financing alternatives in order to provide our stockholders with an opportunity to participate in the issue of shares of common stock on a pro rata basis. We will use the net proceeds of this offering to repay debt to our largest stockholder, and toward further exploration and development activities. See "Use of Proceeds" on page 25 of this prospectus.


No Board Investment Recommendation to Stockholders

   Our board of directors does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

   If you choose not to exercise your subscription rights in full, your relative ownership interest of our company will be diluted to the extent other stockholders exercise their rights. If you exercise your rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the trading price for our common stock will not decline to a price that is below the subscription price during or after this rights offering. For a summary of some of the risks a new investment would entail, see "Risk Factors" beginning on page 10.

Expiration Time and Date

   The rights may be exercised beginning as of the date of this prospectus and
expire on      , 2001, at 5:00 p.m., Mountain Time. Rights not exercised by the expiration date will be null and void.

   In order to exercise rights in a timely manner, Computershare Investor Services must receive, prior to the expiration date, the properly executed and completed subscription certificate or "Form of Notice of Guaranteed Delivery," together with full payment for all shares you wish to purchase.

No Revocation

   You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

Transferability of Rights

   The rights are not transferable and may be exercised only by the persons to whom they are issued.

Extension, Withdrawal and Amendment

   We reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by rights holders will be returned. Interest will not be payable on any returned funds.

   We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will:

  . mail notice of the amendment to all stockholders of record as of the record date,

  .  extend the expiration date by at least ten days and

  . offer all subscribers no less than ten days to revoke any subscription already submitted.

   The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Exercise Only by Record Holders

   We are sending a subscription certificate to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription certificate and deliver it with full payment for the shares to be purchased in a timely fashion. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, Computershare Investor Services, as of the record date.

   A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held as of the record date by their beneficial owners, upon proper showing to Computershare Investor Services.

   If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners it represents are entitled to exercise.

Foreign and Unknown Addresses

   We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by Computershare Investor Services for those stockholders. To exercise their rights, these stockholders must notify Computershare Investor Services, attention: John Harmann, (303) 984-4042, prior to 11:00 a.m., Mountain Time, on the third business day prior to the expiration date.

Right to Block Exercise Due to Regulatory Issues

   We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking such clearance or approval.

   We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of this rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in this rights offering in order to carry out this rights offering in such state or jurisdiction.

Procedures to Exercise Rights

   Please do not send subscription certificates or related forms to us. Please send the properly completed and executed form of subscription certificate with full payment to Computershare Investor Services, the subscription agent for this rights offering.

   You should read carefully the subscription certificate and related instructions and forms which accompany this prospectus. You should call Geoff High, at the address and telephone number listed below under the caption "The Rights Offering--Questions and Assistance Concerning the Rights" promptly with any questions you may have.

   You may exercise your rights by delivering to Computershare Investor Services at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date:

  . Properly completed and executed subscription certificate(s) which evidence your rights. See "The Rights Offering--Delivery of Subscription Certificate" below for instructions on where to send these.

  . Payment in full of the subscription price for each share of our common stock you wish to purchase under the basic subscription privilege and the oversubscription privilege. See "The Rights Offering--Required Forms of Payment of Subscription Price" below for payment instructions.

Required Forms of Payment of Subscription Price

   The subscription price is $2.27 per share subscribed for, payable in cash. All payments must be cleared on or before the expiration date. If you exercise any rights, you must deliver to Computershare Investor Services full payment in the form of:


  . a personal check, certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to "Computershare Investor Services, as Subscription Agent"; or

  . a wire transfer of immediately available funds to the account maintained by Computershare Investor Services for this rights offering. If you desire to make payment by wire transfer, you must contact John Harmann, Computershare Investor Services, at (303) 984-4042, to receive a Wire Authorization Form.

   In order for you to timely exercise your rights, Computershare Investor Services must actually receive the subscription price before the expiration date. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before such date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

Delivery of Subscription Certificate and Other Documents

   All subscription certificates, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to Computershare Investor Services as follows:

   By Mail:                         By Hand Overnight Courier:
   --------                         --------------------------
   Computershare Investor Services  Computershare Investor Services
   P.O. Box 1596                    12039 West Alameda Parkway, Suite Z-2
   Denver, Colorado 80201-1596      Lakewood, Colorado 80228

   Eligible institutions may deliver "Notice of Guaranteed Delivery" forms by facsimile transmission. Computershare Investor Services' facsimile number is
(303) 986-2444, Attention: John Harmann. You should confirm receipt of all facsimiles by calling (303) 984-4042.

Special Procedure Under "Notice of Guaranteed Delivery" Form

   If you wish to exercise rights but cannot ensure that Computershare Investor Services will actually receive the executed subscription certificate before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

  . Full payment must be received by Computershare Investor Services prior to the expiration date for all of the shares of our common stock you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege.

  . A properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by us with your subscription certificate and accompanied by a Medallion Guaranty must be received by Computershare Investor Services at or prior to the expiration date.

  . The "Notice of Guaranteed Delivery" form must be executed by both you and one of the following:

  .  a member firm of a registered national securities exchange,

  .  a member of the National Association of Securities Dealers, Inc. (NASD),

  . a commercial bank or trust company having an office or correspondent in the United States, or

  . other eligible guarantor institution qualified under a guarantee program acceptable to Computershare Investor Services.

     The co-signing institution must provide a Medallion Guaranty on the Notice of Guaranteed Delivery guaranteeing that the subscription certificate will be delivered to Computershare Investor Services within three business days after the date of the form. Your Notice of Guaranteed Delivery form must also provide other relevant details concerning the intended exercise of your rights.

  . The properly completed subscription certificate(s) with any required signature guarantee must be received by Computershare Investor Services within three business days following the date of the related Notice of Guaranteed Delivery.

  .  If you are a nominee holder of rights, the "Nominee Holder
     Certification" must also accompany the Notice of Guaranteed Delivery.

   A Notice of Guaranteed Delivery may be delivered to Computershare Investor Services in the same manner as subscription certificates at the addresses set forth above under the caption "The Rights Offering--Delivery of Subscription Certificate" or facsimile transmission.

   Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Computershare Investor Services, whose address and telephone number were previously listed under the caption "Delivery of Subscription Certificate and Other Documents."

Incomplete Forms; Insufficient or Excess Payment

   If you do not indicate on your subscription certificate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows:

  . you will be deemed to have exercised your basic subscription privilege to the full extent of the payment received, and

  . if any funds remain, you will be deemed to have exercised your oversubscription privilege to the extent of the remaining funds.

   We will return any payment not applied to the purchase of shares under this rights offering as soon as practicable by mail. Interest will not be payable on amounts refunded.

Prohibition on Fractional Shares

   Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and, as soon as practicable, refunding without interest any payment received for a fractional share.

Instructions to Nominee Holders

   If you are a broker, trustee or depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

   To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of "Nominee Holder Certification," and submit them on a timely basis to Computershare Investor Services with the proper payment.

Risk of Loss on Delivery of Subscription Certificate Forms and Payments

   Each holder of rights bears all risk of the method of delivery to Computershare Investor Services of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Computershare Investor Services and clearance of payment prior to the expiration date.

   Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

Procedures for DTC Participants

   If you are a DTC participant, we expect that your exercise of your basic subscription privilege (but not your oversubscription privilege) may be made through the facilities of The Depository Trust Company (commonly known as DTC). If your rights are exercised as part of the basic subscription privilege through DTC, we refer to them as DTC Exercised Rights. If you hold DTC Exercised Rights, you may exercise your oversubscription privilege by properly executing and delivering to Computershare Investor Services, at or prior to the time the rights expire, a DTC participant oversubscription exercise form and a nominee holder certification and making payment of the appropriate subscription price for the number of shares of common stock for which your oversubscription privilege is to be exercised. Please call John Harmann, Computershare Investor Services at (303) 984-4042 to obtain copies of the DTC oversubscription privilege form and the nominee holder certification.

How Procedural and Other Questions Are Resolved

   We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

   Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor Computershare Investor Services have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document. Neither we nor Computershare Investor Services will incur any liability for failure to give such notification.

   We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

Issuance of Stock Certificates

   Stock certificates for shares purchased in this rights offering will be issued as soon as practicable after the expiration date. Computershare Investor Services will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Questions and Assistance Concerning the Rights

   You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

     Geoff High
     Pfeiffer High Public Relations, Inc
     600 South Cherry Street, Suite 515
     Denver, CO 80246
     Phone: (303) 393-7044
     Fax: (303) 393-7122
     geoff@pfeifferhigh.com

                                USE OF PROCEEDS

   We estimate that if this rights offering is fully subscribed we will receive gross proceeds of $30,000,000. After related offering expenses of $300,000, the net proceeds would be $29,700,000. If Slough were the only stockholder to exercise its rights, we would anticipate receiving net proceeds of $19,700,000. Slough has indicated that it is prepared to invest up to $20,000,000 through the exercise of its basic subscription privilege plus the purchase of additional shares not purchased by other stockholders. We anticipate using the proceeds in order of priority as follows (amounts in parentheses assume that Slough is the only stockholder to exercise its rights):

  . $12.0 ($12.0) million for repayment of debt owed to Slough, our largest (53.5%) stockholder;


  . $1.0 ($1.0) million for capital expenditures on our Hanna Basin project located in Wyoming;


  . $5.2 ($2.0) million for exploratory expenditures on ATP 526 in Queensland, Australia;


  . $3.2 ($3.2) million in excess drilling costs, if any, for the Comet Ridge project 20-well drilling program;


  . $1.5 ($1.5) million for capital expenditures with respect to ATPs 655, 675 and 690 in Queensland, Australia; and


  . $6.8 ($0) million for other capital expenditures and general corporate purposes.

                          MARKET FOR OUR COMMON STOCK

   Our common stock is listed and has been trading on the American Stock Exchange since 1992. As of June 30, 2001, there were approximately 1,900 holders of record of our common stock. As of July 20, 2001 the reported closing sales price of our common stock was $2.39 per share. The table below sets forth the high and low closing prices for our common stock for the periods indicated:



                                                2001        2000        1999
                                             ----------- ----------- -----------
      Quarter ended                          High   Low  High   Low  High   Low
      -------------                          ----- ----- ----- ----- ----- -----
      March 31.............................. $3.90 $2.40 $4.06 $1.19 $1.88 $0.69
      June 30............................... $3.80 $2.45 $3.69 $2.13 $1.94 $0.56
      September 30..........................             $4.25 $3.25 $1.63 $1.00
      December 31...........................             $3.75 $3.00 $1.63 $1.06


   We have not paid any cash dividends on our common stock and we do not expect to pay any dividends in the foreseeable future. We intend to retain any earnings to provide funds for operations and expansion of our business.

                      DETERMINATION OF SUBSCRIPTION PRICE

   Our board of directors determined the subscription price after considering a variety of factors, including:

  .  our need for capital in the near term;

  . the likely cost of capital available from alternative sources, assuming that capital could be raised on a timely basis;

  . the price at which our majority stockholder would be willing to participate in the rights offering;

  . the fact that all of our stockholders would have the opportunity to participate in this offering on a pro-rata basis;

  .  historic and current trading prices for our common stock;

  .  recent prices at which we have issued our common stock; and

  .  general economic, business and market conditions.

   The offering price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of our underlying value. In setting the offering prices our board did not seek or obtain any valuation opinion from outside investment bankers or financial advisors.

                                   BUSINESS

General

   We primarily explore for and develop and produce natural gas with a focus on coalbed methane properties. Our major producing property is located in Queensland, Australia. We also hold exploration permits in Queensland and are involved in coalbed methane exploration in the United States through projects in the Hanna Basin of Wyoming and in western Colorado. We are seeking to increase our coalbed methane gas reserves through exploration and development projects and possibly through the acquisition of producing properties.

   We were organized as a Texas corporation in January 1967. We maintain our principal executive offices at 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202. We also lease office space at 952 Echo Lane, Suite 375, Houston, Texas 77024 and at Level 18, 307 Queen Street, Brisbane, Queensland 4000, Australia.

   We recently changed our fiscal year end of September 30th to a calendar year with a transition period beginning October 1, 2000 and ending December 31, 2000.

Business Activities

 Australia

   In recent years, our exploration and development efforts and the majority of our capital investment have been focused on the Comet Ridge coalbed methane project in Queensland, Australia. Our 90%-owned Australian subsidiary, Tipperary Oil & Gas (Australia) Pty Ltd ("TOGA"), owns a 64.75% non-operating, undivided interest in the project, which consists of Authority to Prospect ("ATP") 526 covering approximately 1,088,000 acres in the Bowen Basin. On June 21, 2001, we acquired a 2.5% interest in the project, increasing our interest from 62.25% to 64.75% in exchange for 675,000 shares of our restricted common stock.


   Together with our co-owners in the project, we had drilled 40 wells on the project acreage as of July 1, 2001. There are 17 wells producing a total of approximately 12 MMcf per day. Sales from the field have recently averaged approximately 10 MMcf per day. The remaining gas is being flared and vented or used as fuel in connection with compressing the gas. TOGA's share of sales is approximately 6 MMcf per day under two contracts with ENERGEX Retail Pty Ltd, an electric and gas utility owned by the Queensland government. TOGA's estimated net proved reserves from the Comet Ridge property as of December 31, 2000, were 266 Bcf of natural gas. The present value of TOGA's estimated future net revenues from the property, net of income taxes, totaled approximately $70 million, using a 10% discount rate.


   An ATP allows the holder to undertake a range of exploration activities, including geophysical surveys, field mapping and exploratory drilling. Each ATP requires the expenditure of an amount of exploration costs agreed to by Queensland's Department of Mines and Energy and is subject to renewal every four years. Once a petroleum resource is identified, the holder of an ATP may apply for a petroleum lease, which provides the lessee with the ability to conduct additional exploration, development and production activities.

   The Queensland government has granted five petroleum leases to date on ATP 526 that cover approximately 278,000 acres in the southern portion of the ATP known as the Fairview area. Applications have been filed for an additional eight petroleum leases in the northern portion of the ATP. The five petroleum leases, which have been granted for a term of 34 years, require payment of an annual rental of A$4,640 (approximately US$2,400, or approximately US$1,500, net to TOGA's interest) and a royalty of 10% on the value at the wellhead of the petroleum produced under the lease. There is also a minimum annual expenditure requirement of A$356,500 (approximately US$185,000, or approximately US$115,000 net to TOGA's interest) on each lease, which is reduced by the value of the petroleum produced from the lease during the year. Royalties are currently being paid from sales off one of the five leases, the value of which exceeds the minimum expenditure amount. Each of the remaining four leases is subject to this minimum expenditure requirement until gas sales commence.

   The four-year term of ATP 526 expired on October 31, 2000. The operator of the project has submitted a renewal application which is currently being processed by the Queensland government. We do not know how soon the ATP will be renewed, but we are not aware of any reason why the ATP will not be renewed. However, preliminary communications with the Queensland government indicate that approximately 10% of the ATP may not be part of the renewal. Any acreage deleted from the project would be undeveloped acreage which would not contain any existing proved reserve drilling locations. Non-renewal or contraction of the ATP could limit the future development of unproved gas reserves. We do not know what expenditure requirement will apply to the ATP, if renewed, and it may exceed the requirement for the prior term. The four-year term that expired October 31, 2000, required a total expenditure of approximately A$3.6 million, of which our share was approximately A$2 million, or US$1.3 million.


   The joint operating contract that covers the Comet Ridge project provides that the operator or any other party to the agreement may propose the drilling of development wells on the contract area. The ability of any party to propose wells is limited by the market demand for gas produced. TOGA relied upon this provision in proposing both the eight-well drilling program in 1998, and the 20-well program in 2000. The eight-well program was undertaken by the operator and completed, and the 20-well program has been undertaken by the operator and is presently underway. Among other rights granted to each of the parties under the joint operating contract is the right of each owner to take in kind or separately dispose of its proportionate share of all gas produced.


   We are currently in litigation with the operator of the Comet Ridge project, Tri-Star Petroleum Company ("Tri-Star"), as plaintiff in a lawsuit filed on August 6, 1998. Two unaffiliated non-operating working interest owners have intervened in the action as plaintiffs. The individual owners of Tri-Star have also been named as defendants in an amended petition. We and the other plaintiffs allege, among other matters, that Tri-Star and/or the individual defendants have failed to operate the properties in a good and workmanlike manner and have committed various other breaches of a joint operating contract, have breached a previous mediation agreement between the parties, have committed certain breaches of fiduciary and other duties owed to the plaintiffs, and have committed fraud in connection with the project. The remedies sought by us include a declaratory judgment that Tri-Star is removed as operator under the operating agreement, that TOGA is the duly elected successor operator, an accounting of all monies paid to and expended by Tri-Star under the operating agreement and imposition of a constructive trust upon proceeds from operations. We also seek money damages for breaches of the operating agreement, for breaches of a May 2, 1996 mediation agreement between the parties, and for fraud, breaches of fiduciary duties, negligence, gross negligence and willful misconduct. We have not yet quantified our claim for compensatory or exemplary damages. Tri-Star has answered the amended petition, and is seeking money damages for alleged breaches of the operating agreement, alleged breaches of the May 2, 1996 mediation agreement between the parties, alleged tortuous interference, commercial disparagement and unjust enrichment. In addition, Tri-Star has pleaded for foreclosure of an operator's lien and alternatively for forfeiture of undeveloped acreage. On February 8, 2001, the court enjoined Tri-Star from asserting acreage forfeiture claims based upon facts up to that date. We believe that Tri-Star's allegations are groundless. The case is set for trial in December 2001. As Tri-Star has not yet specified money damages to be sought at trial, it is not possible to predict a potential material effect of the litigation on us.


   We have a borrowing facility of up to $17 million with TCW Asset Management Company ("TCW") to provide financing for the 20-well drilling program. An initial loan advance of $7.5 million received in February 2001 was used to repay an outstanding project financing loan to our majority stockholder, provide restricted working capital and cover initial costs of the drilling program. Additional loan advances of approximately $5 million have been made available to finance the 20-well drilling program on the Comet Ridge project. The remaining commitment under the facility may be used for other lender-approved projects.

   Our share of the operator's initial drilling estimate for the 20-well drilling program exceeds our approved funding on the TCW borrowing facility by approximately $3.1 million. If the actual costs of the drilling program exceed the financing and if working capital is not available, we will have to find alternative sources of financing for the difference. We plan to use a portion of the net proceeds from this rights offering to cover any excess drilling costs. The proved gas reserves associated with the Comet Ridge project require an investment of $23 million. Approximately $9 million of this investment is forecasted during 2001 and 2002 for the 20-well drilling program and to work over and connect 15 wells that are not currently producing to sales. This amount will be funded through the $6 million of the TCW commitment and $3 million of proceeds from this offering. Our forecasted cash flows from the project provide sufficient cash flows from operations to fund the remaining $14 million of capital costs to re-drill and connect two existing locations and to drill and connect 79 undeveloped locations.


   In addition to the interest in the Comet Ridge project, TOGA owns a 100% interest in exploration permits granted by the Queensland government that cover a total of approximately 1.5 million acres comprising ATPs 655, 675 and
690. We began exploration by drilling one well each on ATPs 655 and 675 during the quarter ended September 30, 2000. We now plan to production test these wells and in 2001 we have drilled one additional well and are drilling a second well on these ATPs.


   The expenditure requirement for ATP 655 is A$6.7 million (approximately US$3.5 million) over a four-year term ending October 31, 2003. TOGA expects to incur approximately A$2 million (US $1.1 million) of expenditures during 2001 on ATP 655.


   The expenditure requirement for ATP 675 is approximately A$1.9 million (approximately US$1 million) over a four-year term ending February 29, 2004. TOGA anticipates a minimum of A$380,000 (US$200,000) in additional capital spending during 2001 on ATP 675.

   ATP 690 has an expenditure requirement of approximately A$1.1 million over a four-year term ending November 30, 2004. The US dollar equivalent of $550,000 includes an expenditure of US$160,000 during 2001 on ATP 650.


   Considering the significant capital expenditures with respect to our Australian properties, we may consider assigning a portion of our interest in these ATPs to unaffiliated third parties who would then participate for their share of the costs of the exploration activities.

 United States

   With the exception of our interest in the West Buna field in east Texas, we have divested our conventional United States oil and gas assets during fiscal 2000 in connection with our focus on coalbed methane operations. The east Texas property that we continue to own comprises non-operating interests in 22 producing wells and undeveloped acreage in the field. Estimated proved reserve volumes attributable to this property as of December 31, 2000, included 2.5 Bcf of gas and 324,000 barrels of oil. The present value of estimated future net revenues from the property, net of income taxes, totaled $15,214,000 as of December 31, 2000, using a 10% discount rate and oil and gas prices as of that date. We may pursue the sale of this property at a later date. We have drilled one development well on this property which was being completed as of July 23, 2001, and we expect to drill another development well on the property in the near future.


   We used proceeds from the sale of domestic properties to eliminate bank debt, fund operations and pay for the acquisition and drilling costs of our 49% working interest in a 38,000-acre coalbed methane exploration project in the Hanna Basin of southern Wyoming. We acquired this interest from Barrett Resources Corporation, the operator of the project. We have completed a seven-well drilling program and the wells are being tested to evaluate the commercial viability of the project. On July 19, 2001 we agreed to assign Barrett a 29% working interest in the project, retaining a net 20% working interest, in exchange for Barrett's payment for 100% of the drilling and completion costs of the next five wells on the project. In addition to the project in Wyoming, we subsequently acquired approximately 68,000 net undeveloped acres in Moffat County, Colorado which we believe is prospective for coalbed methane as well as conventional natural gas. On May 4, 2001, we sold a 50% working interest in a 52,000-acre prospect assembled from the Colorado acreage, to Koch Exploration Company, an unaffiliated entity, and entered into an agreement to jointly conduct exploratory drilling over this area. We received $2,000,000 at closing and will be reimbursed for $2,000,000 of our share of costs to drill and complete wells on the project acreage. If the entire reimbursement amount has not been paid within 18 months of the closing, Koch is obligated to pay us the remainder of the $2,000,000 in cash. We and Koch are committed to drill two wells in the near future subject to rig availability or regulatory delays, and three additional wells by June 17, 2002. Under the full cost method of accounting, no gain or loss will be recognized on the sale of this interest.

Coalbed Methane Versus Conventional Natural Gas

   Gas contained in coal deposits has become a significant source of United States natural gas reserves and is expected to be a significant gas source worldwide as well. Commercial production of coalbed methane in large quantities began domestically in the 1980's and the success of this production has generated increasing interest in coalbed methane exploration worldwide.

   While methane is the primary commercial component of the natural gas stream produced from conventional natural gas wells, this stream also contains, in varying amounts, other hydrocarbons, which generally require the natural gas to be processed. Methane also exists in its natural state in coal deposits. However, the natural gas produced from coal beds generally contains only methane and, after simple dehydration, is generally pipeline-quality natural gas.

   Coalbed methane production is similar to conventional natural gas production in terms of the physical producing facilities and the product produced. However, the subsurface mechanisms that allow the natural gas to move to the wellbore and the producing characteristics of coalbed methane wells are very different from traditional natural gas production. Unlike conventional natural gas wells, which require a porous and permeable reservoir to the well, coalbed methane gas is trapped in the coal itself and is released by pressure changes associated with drilling of the well and removal of water contained in the coalbed.

   Coal is formed from buried deposits of organic material. The quantity and quality of the gas in the coal is determined by when and how the coal was formed. Methane is a common component, however coals vary in their methane content per ton. In addition to being in open spaces in the coal structure, methane is attached to the inner coal surfaces. Frequently, natural coal fractures are partly or completely saturated with water, which must be removed in order to lower the reservoir pressure sufficiently to allow the release of gas from the coal into the fractures. Contrary to conventional natural gas wells, new coalbed methane wells often initially produce water for several months and then, as the water production decreases, natural gas production increases as the coal seams dewater and the resulting pressure on the gas held in the coal decreases.

   A coalbed deposit must exhibit the following properties in order to be commercially viable: sufficient coal reserves; sufficient gas content in the coal; and an adequate fracture system to obtain commercial gas flow rates. We believe that the coals drilled to date in the Comet Ridge project exhibit these commercial characteristics. The coals in the Hanna Draw project may also exhibit these properties, but further production testing is required before we will know if it is a commercially viable project. We have not yet begun drilling on our Colorado acreage, but we believe that data from offsetting wells support the existence of coals with gas content. However, this data is not necessarily evidence that the coals on our acreage have gas content.


Major Customers and Sales Contracts

   In Australia, we began selling gas under short-term gas contracts in February 1998. In September 1998, we entered into a five-year, fixed-price contract (adjusted for inflation) with ENERGEX Retail Pty Ltd, an unaffiliated customer, to supply up to approximately 5,500 Mcf of gas per day beginning in January 1999. A second five-year contract was entered into with ENERGEX effective June 1, 2000. The new contract provides for a higher fixed price (adjusted for inflation) and calls for increasing gas volumes of 15 million cubic feet per day. We are currently selling all of our Australian gas production to ENERGEX under these two contracts. We are delivering all of the volumes under the first contract and 80% of the volumes under the second contract. Other owners in the project are participating in the second contract and entitled to sell the remaining 20% of the contract volumes.


   As compared to the U.S., Australia's market for natural gas and gas reserves are relatively small and are developing. Australia lacks significant pipeline and other transportation infrastructure to transport large amounts of gas from distant areas to major population and industrial centers. However, since the 1970's Australia's natural gas industry has grown significantly.

   In 1970, natural gas made up just one percent of total primary energy consumption in Australia. The major primary energy source was crude oil; it accounted for 49% of total primary energy consumption in Australia, while coal made up 43% and renewables 6%. By 1998 natural gas' share of primary energy consumption had grown to approximately 18%. An independent report prepared for the Australian Gas Association by the National Institute of Economic and Industry Research in October 1999, predicts significant continued growth for natural gas in Australia. The report " Natural Gas Consumption in Australia to 2015," forecasts the annual growth rate to average approximately 4.3% a year through 2015, implying that by 2015, the share of primary energy consumption in Australia through natural gas will be approximately 29%. The accuracy of this forecast cannot be assured.

   In the past, we have sold our domestic oil and gas production to numerous purchasers, generally under short-term contracts. After the sale of most of our domestic assets during fiscal 2000, all of our remaining domestic sales during the transition period ended December 31, 2000, were to only two unaffiliated oil and gas customers.

Pricing

   Natural gas and oil prices are subject to significant fluctuations. Natural gas prices in the United States fluctuate based primarily upon weather patterns and regional supply and demand, and crude oil prices fluctuate based primarily upon worldwide supply and demand. The majority of our domestic gas sales have been through "percentage of proceeds" contracts with gas processing plant owners, whereby we receive various percentages of both residue gas and plant liquids sales proceeds. Residue gas sold by the respective gas processing plant owner under these contracts may be sold at "spot" prices or longer-term contract prices.

   In Australia, natural gas sales are customarily made using direct short- or long-term physical contracts. As a result, the natural gas price there has not been as volatile as in the United States.

Competition

   We compete with a number of other potential purchasers for coalbed methane properties, many of which have greater financial and human resources than we do. Our ability to replace reserves sold and produced will depend on our ability to develop our existing coalbed methane resources and/or select, acquire and develop a sufficient number of suitable coalbed methane properties.

Employees

   As of July 1, 2001, we employed 13 persons on a full-time basis, including our officers. We do not have any employees represented by unions. We consider our relationship with our employees to be excellent.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth information as of July 1, 2001, regarding the beneficial ownership of our voting securities by persons and entities known by us to beneficially own more than 5% of the outstanding common stock. Except as otherwise indicated, to our knowledge, each person or entity whose name appears below has sole voting and investment power over its respective shares of common stock.



                                                Amount and Nature    Percentage
      Name and Address of Beneficial Owner   of Beneficial Ownership  of Class
      ------------------------------------   ----------------------- ----------
      Slough Estates USA Inc.(1)...........     13,728,034(2)(3)       53.5%
      33 West Monroe Street
      Chicago, Illinois 60603

--------
(1) Slough Estates USA Inc. ("Slough"), a Delaware corporation, is a wholly owned, U.S. subsidiary of Slough Estates plc ("SEL"). The board of directors of SEL ultimately exercises voting and dispositive power with regard to the shares of common stock. SEL is a publicly held limited liability company, whose principal office is located at 234 Bath Road, Trading Estate, Slough SL1 4EE, England.
(2) Includes 216,571 shares held as collateral for a loan due from the estate of one of our former directors.
(3) Includes 500,000 shares covered by warrants expiring on December 21, 2005 and exercisable at $3.00 per share; excludes 1,200,000 covered by warrants which may be exercised at $2.00 per share over an eight-year period beginning December 23, 2001 and ending December 23, 2009.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On December 23, 1999, we closed a financing transaction with Slough for the purchase of 6,329,114 shares of our 1999 Series A Convertible Cumulative Preferred Stock for $10,000,000, or $1.58 per share. At closing Slough converted 2,900,000 shares of the convertible preferred stock into 2,900,000 shares of restricted common stock. Also, at the closing, we issued Slough warrants for 1,200,000 shares of common stock at an exercise price of $2.00 per share. The warrants may be exercised during an eight-year period beginning December 23, 2001 and ending December 23, 2009. We used $4,000,000 of proceeds from this financing to reduce bank debt from $11,800,000 to $7,800,000. The remaining proceeds from the financing were used for general corporate purposes. Effective February 29, 2000, Slough converted the remaining shares of preferred stock into 3,429,114 shares of restricted common stock. During the quarter ended June 30, 2000, we paid a cash dividend of approximately $79,000 to Slough for the period the preferred shares were outstanding.

   Related party debt due Slough at December 31, 2000, included a corporate loan in the amount of $7,500,000 and a project financing loan with a balance of $4,406,000. Interest is due quarterly on the $7.5 million note at the 90-day London Interbank Offered Rate plus 3.5%. The weighted-average interest rate was 10.16% at December 31, 2000. Subsequent to December 31, 2000, Slough loaned us an additional $4,500,000. We executed a new note with the same terms and interest rate for $12 million due and payable March 31, 2003 which replaced the previous note. The Comet Ridge project financing loan was repaid using loan proceeds from TCW in February 2001. We anticipate using proceeds from this rights offering to repay the $12 million loan.

   On January 18, 2001, TOGA entered into a financing agreement with Slough which provides that Slough advance payments to TOGA toward the purchase of a drilling rig from TOGA and for TOGA to lease the rig from Slough for payments which total Slough's total cost, estimated to be $2,500,000. The advances bear interest at a rate of 10% per annum. Payments will be due monthly for all rents received from the drilling contractor, to whom TOGA will lease the rig, during the month and for accrued interest on the balance of aggregate advances less rent installments. Slough made two advances totaling $2,500,000 to us toward the purchase price in January 2001.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of the material United States federal income tax consequences of this offering to the holders of our common stock upon the distribution of rights and to the holders of the rights upon their exercise. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

   This summary is limited in application to our stockholders who have held our common stock, and will hold the rights and any shares acquired upon the exercise of rights, as "capital assets" within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and non-U.S. individuals or entities). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

   Holders are urged to consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

  . Distribution of Rights. A holder of our common stock will not recognize taxable income upon distribution of the rights.

  . Lapse of the Rights. A holder of the rights that allows the rights to lapse will not recognize any gain or loss upon such lapse, and no adjustment will be made to the basis of the common stock with respect to which the rights are distributed.

  . Stockholder Tax Basis of the Rights. Except as provided in the following sentence, the tax basis of the rights received by a holder of our common stock will be zero. If, however, either: (i) the fair market value of the rights on the date the rights are distributed is 15% or more of the fair market value (on the date of distribution) of the shares of common stock with respect to which the rights are distributed or (ii) the holder properly elects, in the holder's U.S. federal income tax return for the taxable year in which the holder receives the rights, to allocate part of the tax basis of such common stock to the rights, then, upon the exercise of the rights, the holder's tax basis in such common stock will be allocated between such common stock and the rights in proportion to the fair market values of each on the date of distribution.

  .  Exercise of the Rights; Basis and Holding Period of the Common
     Stock. Holders of the rights will not recognize any gain or loss upon the exercise of the rights. The tax basis of the shares of our common stock acquired through the exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's tax basis in the rights, if any. The holding period for the shares acquired through the exercise of the rights will begin on the date that the rights are exercised.

  . Sale of Common Stock. The sale of common stock acquired through the exercise of the rights will result in the recognition of capital gain or loss to the holder in an amount equal to the difference between the amount realized and the holder's tax basis in the common stock sold. The gain or loss will be long-term capital gain or loss if the common stock is held for more than one year.

  . Information Reporting and Backup Withholding. Information reporting may apply to a holder that is not a corporation (or other exempt recipient) to any dividend payments on common stock received upon the exercise of the rights and to payments on the proceeds of a sale of the common stock. A 31% backup withholding tax may apply to these payments unless the holder provides a correct taxpayer identification number and otherwise complies with the backup withholding requirements.

                             PLAN OF DISTRIBUTION

   We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any underwriters, brokers or dealers to solicit the exercise of subscription privileges in this rights offering. Some of our officers or other employees may solicit responses from you, but they will not receive any compensation for such services other than their normal employment compensation.

   We have advanced approximately $25,000 to Computershare Investor Services for fees and expenses in connection with their services as the subscription agent in this rights offering. We have also agreed to indemnify them from any liability they may incur in connection with this rights offering.

   We have employed First Albany Corporation to provide us with financial advisory services in general and in connection with structuring this rights offering. In consideration for First Albany's services, we have agreed to pay them $175,000, to reimburse reasonable expenses of up to $20,000, and to indemnify them from any liability they may incur in connection with their services.

   On or about       , 2001, we will distribute the rights and copies of this
prospectus to the holders of record of our common stock on the record date. If you wish to exercise your rights and subscribe for shares of our common stock, you should follow the procedures described under "The Rights Offering-- Procedures to Exercise Rights." The subscription rights are non-transferable.

   As our subscription agent, Computershare Investor Services will place all subscription funds received in a bank account in our name and for our benefit. During the rights offering period, the subscription agent will return to the subscriber any subscription payment not accepted by us for any reason. Upon expiration of the rights offering period, the subscription agent will transfer to us all funds received from, and not returned to, subscribers in this rights offering. Interest, if any, earned on subscription funds deposited in the bank account during the rights offering will also be transferred to us.

   Shares of our common stock received through the exercise of subscription rights will be traded on the American Stock Exchange under the symbol "TPY" as our currently outstanding shares of common stock now trade.

                                 LEGAL MATTERS

   The legality of the common stock offered in this prospectus is being passed upon by Jones & Keller, P.C., Denver, Colorado.

                                    EXPERTS

   The estimates of proved oil and gas reserves and present value data at December 31, 2000 for our properties were prepared by independent petroleum engineers, Holditch--Reservoir Technologies Consulting Services, a division of Schlumberger Technology Corporation, for our Australian properties and Garb Grubbs Harris & Associates, Inc. for our U.S. properties.


   The financial statements incorporated in this prospectus by reference to the Company's Transition Report on Form 10-KSB for the three-month transition period ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     GLOSSARY OF CERTAIN OIL AND GAS TERMS

   The following are definitions of terms commonly used in the oil and natural gas industry and this document.

   Unless otherwise indicated in this document, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 (degrees) Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids so that one barrel of oil is referred to as six Mcf of natural gas equivalent or "Mcfe." As used in this document, the following terms have the following specific meanings: "Mcf" means thousand cubic feet; "MMcf" means million cubic feet; "Bcf" means billion cubic feet; "Bbl" means barrel; "Btu" means British Thermal Unit, or the quantity of heat required to raise the temperature of one pound of water by one Degree Fahrenheit; "MBbl" means thousand barrels; "Mcfe" means thousand cubic feet equivalent; "Bcfe" means billion cubic feet equivalent; "MMcfe" means million cubic feet equivalent; and "MMBtu" means million British thermal units.

   ATP. An Authority to Prospect under the Queensland Petroleum Act of 1923.

   Adsorption. The attraction exerted by the surface of solid matter (coal) for a liquid or gas with which there is contact.


   Capital Expenditures. Costs associated with exploratory and development drilling (including exploratory dry holes); leasehold acquisitions; seismic data acquisitions; geological; geophysical and land related overhead expenditures; delay rentals; producing property acquisitions; other miscellaneous capital expenditures; compression equipment and pipeline costs.

   Desorbed. The loss of gas previously absorbed on coal.

   Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

   Development Well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

   Exploratory Well. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

   Finding and Development Cost. The total capital expenditures, including acquisition costs, and exploration and abandonment costs, for oil and natural gas activities divided by the amount of proved reserves added in the specified period.

   Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which the company has a working interest.

   LOE. Lease operating expenses, which include, among other things, extraction costs and production and property taxes.

   Operator. The individual or company responsible to the working interest owners for the exploration, development and production of an oil or natural gas well or lease.

   Permeability. The capacity of a rock (coal) to transmit a fluid.

   Porosity. The ratio of the void space (pores) between sand grains or coal particles to the bulk volume of the rock or coal.

   Present Value of Future Net Revenues or PV-10. The present value of estimated future net revenues to be generated, from the production of proved reserves, net of estimated production and ad valorem taxes, future capital costs and operating expenses, using prices and costs in effect as of the date indicated. The future net revenues are discounted at an annual rate of 10% to determine their present value. The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties.



   Proved Oil and Gas Reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.


   Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.


   Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.


   Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.


   Proved Developed Oil and Gas Reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.


   Proved Undeveloped Reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.


   Royalty Interest. An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production free of costs of production.

   Undeveloped Acreage. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

   Working Interests. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Forward-Looking Statements.................................................   i
Where You Can Find More Information About Us...............................  ii
Prospectus Summary.........................................................   1
Risk Factors...............................................................  10
The Rights Offering........................................................  18
Use of Proceeds............................................................  25
Market for Our Common Stock................................................  26
Determination of Subscription Price........................................  26
Business...................................................................  27
Security Ownership of Certain Beneficial Owners............................  32
Certain Relationships and Related Transactions.............................  32
Certain United States Federal Income Tax Consequences......................  33
Plan of Distribution.......................................................  34
Legal Matters..............................................................  34
Experts....................................................................  34
Glossary of Certain Oil and Gas Terms......................................  35


                             TIPPERARY CORPORATION

                                  PROSPECTUS

                                       , 2001

   We have not authorized any dealer, salesperson or other person to give any information or to make any representation not contained in this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any offer or solicitation by anyone in any jurisdiction not authorized, or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. By delivery of this prospectus we do not imply that there has been no change in our affairs or that the information in this prospectus is correct as of any time subsequent to its date.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   We will pay all expenses in connection with the registration of the securities. We estimate these expenses as follows:

   Registration fee................................................... $  7,500
   Advisory fee and expenses..........................................  195,000
   Legal fees and expenses............................................   50,000
   Accounting fees and expenses.......................................   15,000
   Printing fees......................................................   25,000
   Miscellaneous......................................................    7,500
                                                                       --------
                                                                       $300,000
                                                                       ========

Item 15. Indemnification of Directors and Officers

   Pursuant to Article 2.02 of the Texas Business Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in his official capacity with the corporation including expenses and attorney fees.

   Article XVII of the Restated Bylaws of the Company requires indemnification of current or former officers, directors, employees or agents when such person, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was associated with the Company and that person (1) conducted himself in good faith, (2) reasonably believed (i) in the case of conduct in his official capacity as a person associated with the Company, that his conduct was in the Company's best interests and (ii) in all other cases that his conduct was at least not opposed to the Company's best interests and (iii) in the case of any criminal proceeding had no reasonable cause to believe his conduct was unlawful. However, if a person is found liable to the Company or is found liable on the basis that personal benefit was improperly received by such person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

   In the event that a claim for indemnification under the provisions of
Article XVII of the Restated Bylaws is made for liabilities arising under the Act, the indemnification shall not be made or allowed unless (1) the claim for indemnification under the circumstances is predicated upon the prior successful defense by the applicant of any action, suit or proceeding, (2) the board of directors receives an opinion of counsel to the Company to the effect that it has been settled by controlling precedent that indemnification under the circumstances is not against public policy as expressed in said Act, or
(3) a court of appropriate jurisdiction finally adjudicates in an action, suit or proceeding in which the issue is submitted to the court by the Company prior to allowance of the claim that indemnification under the circumstances is not against public policy as expressed in said Act.

   The rights and indemnification provided for in the Company's Restated Bylaws are not exclusive of any other rights to which the person may be entitled according to law, pursuant to statute or otherwise. In addition, the Company is authorized to purchase liability insurance for its officers and directors if approved at a meeting of the board of directors.

Item 16. Exhibits --


 Exhibit
 Number                                Description
 -------                               -----------
   3.9   Restated Articles of Incorporation of Tipperary Corporation adopted
         May 6, 1993, filed as Exhibit 3.9 to Amendment No. 1 to Registration
         Statement on Form S-1 filed with the Commission on June 29, 1993, and incorporated herein by reference.
   3.10  Restated Corporate Bylaws of Tipperary Corporation adopted June 28,
         1993, filed as Exhibit 3.10 to Amendment No. 1 to Registration
         Statement on Form S-1 filed with the Commission on June 29, 1993, and incorporated herein by reference.
   3.11  Articles of Amendment of the Articles of Incorporation of Tipperary
         Corporation adopted January 25, 2000, filed as Exhibit 3.11 to Form
         10-Q for the quarterly period ended December 31, 1999 and incorporated herein by reference.
   3.12  Statement of Resolution Establishing a Series of Shares dated December
         23, 1999, filed as Exhibit 3.12 to Form 10-Q for the quarterly period ended December 31, 1999 and incorporated herein by reference.
   4.1   Form of Subscription Certificate to Subscribe for Shares of the
         Company's common stock*
   5.1   Opinion of Jones & Keller, P.C., as to the validity of the securities**
  10.80  Purchase and Sale Agreement dated May 4, 2001, by and between
         Tipperary Oil & Gas Corporation and Koch Exploration Company.**
  23.1   Consent of Jones & Keller, P.C. (included in Exhibit 5.1)**
  23.2   Consent of PricewaterhouseCoopers LLP**
  23.3   Consent of Holditch--Reservoir Technologies Consulting Services*
  23.4   Consent of Garb Grubbs Harris & Associates, Inc.*
  24.1   Power of Attorney (included in signature page)*
  99.1   Form of Subscription Agent Agreement between the Company and
         Computershare Trust Company, Inc.*
  99.2   Form of Instructions for Use of Subscription Certificate*
  99.3   Form of Notice of Guaranteed Delivery*
  99.4   Form of Letter to Stockholders of Record*
  99.5   Form of Letter from Brokers or Other Nominees to Beneficial Owners of common stock*
  99.6   Form of Instructions by Beneficial Owners to Brokers or Other
         Nominees*
  99.7   Form of Letter to Dealers and Other Nominees*

--------

*  Previously filed

**  Filed herewith.

Item 17. Undertakings

   The undersigned hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the is registration statement as of the time it was declared effective.

     (e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Tipperary's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of Tipperary pursuant to the foregoing provisions, or otherwise, Tipperary has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Tipperary of expenses incurred or paid by a director, officer or controlling person of Tipperary in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Tipperary will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 26, 2001.


                                          TIPPERARY CORPORATION

                                                 /s/ David L. Bradshaw
                                          By: _________________________________
                                                     David L. Bradshaw
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement has been signed below by the following persons in the capacities and on the dates indicated.



              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ David L. Bradshaw            Director and Chief            July 26, 2001
______________________________________  Executive Officer
          David L. Bradshaw

      /s/ David L. Bradshaw            Director                      July 26, 2001
______________________________________
         Attorney-in-fact for
          Kenneth L. Ancell

      /s/ David L. Bradshaw            Director                      July 26, 2001
______________________________________
         Attorney-in-fact for
           Eugene I. Davis

      /s/ David L. Bradshaw            Director                      July 26, 2001
______________________________________
         Attorney-in-fact for
            Douglas Kramer

      /s/ David L. Bradshaw            Director                      July 26, 2001
______________________________________
         Attorney-in-fact for
           Marshall D. Lees

      /s/ David L. Bradshaw            Director                      July 26, 2001
______________________________________
         Attorney-in-fact for
          Charles T. Maxwell

      /s/ David L. Bradshaw            Director                      July 26, 2001
______________________________________
         Attorney-in-fact for
           D. Leroy Sample

 Exhibit
 Number                            Description
 -------                           -----------
   5.1   Opinion of Jones & Keller, P.C.
  10.80  Purchase and Sale Agreement dated May 4, 2001, by and between
         Tipperary Oil and Gas Corporation and Koch Exploration Company.
  23.1   Consent of Jones & Keller, P.C. (See Exhibit 5.1)
  23.2   Consent of PricewaterhouseCoopers LLP